Exhibit 99.1

Stavros Vizirgianakis, Interim Misonix CEO,

Invests $4 Million in Misonix Common Stock

For Immediate Release

Corporate Contact	Investor Contact
Richard Zaremba	Joe Diaz
Misonix, Inc.	Lytham Partners
631-694-9555	602-889-9700
invest@misonix.con	info@misonix.com

FARMINGDALE, NY — October 25, 2016 — Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, neurosurgery, wound debridement, skull based surgery, laparoscopic surgery and other surgical applications, announced today that Stavros Vizirgianakis, interim chief executive officer of Misonix, has invested $4 million through the purchase from the Company of 761,469 shares of Misonix common stock in a private placement at a price of $5.253 per share.

The shares acquired by Mr. Vizirgianakis are considered to be “restricted shares” under federal securities laws as they are acquired from the Company in a transaction not involving a public offering. The shares may not be sold without registration under the Securities Act of 1933, as amended, except in limited circumstances. Future disposition of the shares by Mr. Vizirgianakis will be governed by resale limitations imposed by Rule 144 of the Securities Act, as applicable.

Prior to this transaction Mr. Vizirgianakis beneficially owned 475,859 shares of Misonix common stock, or 6.1% of the outstanding shares. With the acquisition of the additional shares via this transaction, Mr. Vizirgianakis beneficially owns a total of 1,237,328 shares, or 14.4% of the outstanding shares and will become the Company’s largest shareholder.

Mr. Vizirgianakis said, “I am pleased to acquire these additional shares. I believe that the ultrasonic surgical tools offered by Misonix represent state-of-the-art technology in executing spinal procedures and delicately managing wound treatment associated with diabetic ulcers and burn incidents. These are large and growing markets and Misonix is on the leading-edge in providing surgical and treatment options that can result in improved patient outcomes in a cost effective manner. As the interim chief executive officer of Misonix, I believe it is important that my financial interests be more closely aligned with those of the Company’s loyal shareholders.”

“This investment indicates my belief that the future for Misonix is bright,” continued Mr. Vizirgianakis. “We have great technology, we have developed outstanding surgical tools and we have the personnel to take this company to the next level of its development. I am excited with the possibilities ahead.”

About Misonix
Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used in spine surgery, neurosurgery, orthopedic surgery, wound debridement, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications.  Additional information is available on the Company's website at www.misonix.com.

Safe Harbor Statement
With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.